Exhibit 21

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Incorporation	Other Names Under Which Entity Does Business
Cricket Communications, Inc.	Delaware	Cricket Wireless, Inc.
Cricket License Company, LLC	Delaware
STX Wireless, LLC	Delaware
Cricket Music Holdco, LLC	Delaware
Cricket, Inc.	Delaware
STX Wireless Operations, LLC	Delaware
Muve USA, LLC	Delaware
Leap Licenseco Inc.	Delaware
Laser, Inc.	Delaware
STX Wireless License, LLC	Delaware
Muve International, Inc.	Delaware
Muve International Holdings, Inc.	Delaware